Exhibit 99.1

                          SJW CORP. ANNOUNCES PURCHASE OF PROPERTIES

     SAN JOSE, CA, February 9, 2007 - SJW Corp. (NYSE:SJW) announces today that on February 9, 2007, SJW Land Company, SJW Corp.'s wholly owned subsidiary, purchased an office building, a distribution facility and approximately 10 acres of adjacent land located in Knoxville, Tennessee for an aggregate purchase price of approximately $47,625,000. Such properties are leased to a national clothing retailer for approximately 20 years. The purchase price was paid using the proceeds received in connection with nonutility property sales that occurred in the fourth quarter of 2006, pursuant to Internal Revenue Code
Section 1031, and using borrowed funds of approximately $15,500,000.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately a million people in the San Jose and nearby communities.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions with respect to its real property, which are made pursuant to the safe harbor provisions of the U.S. Private Securities
Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause actual results, performance or achievements to materially differ may include future San Jose economic conditions and other factors described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.